Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Joint Proxy Statement-Offering Circular, which constitutes a part of this Offering Statement on Form 1-A of Coastal Banking Company, Inc., of our report dated March 19, 2015 related to the consolidated financial statements of Coastal Banking Company, Inc. as of December 31, 2014 and for each of the fiscal years in the two-year period ended December 31, 2014.

We also consent to the reference to us under the heading “Experts” in the Joint Proxy Statement-Offering Circular that constitutes a part of such Offering Statement on Form 1-A.

/s/ Mauldin & Jenkins, LLC

Chattanooga, Tennessee

February 22 , 2016